

Tongli Pharmaceuticals (USA) Inc.
US Public Company
100%
American Tony Pharmaceutical Inc.
Delaware Company
100%
Heilongjiang Tongli Technology Co., Ltd.
PRC Company
100%
Harbin Tianmu Pharmaceuticals Co., Ltd.
PRC Company